Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, constituting a part of the Company’s Registration Statement on Form S-8 Registration Statement File No. 333-33342 of our report dated October 3, 2003, except for Note 2, paragraph 1, of the June 30, 2003 financial statements which is dated October 21, 2003, and except for Note 2, paragraphs 2 through 4, of the June 30, 2003 financial statements which are dated March 18, 2004 relating to the consolidated financial statements and schedule of Voxware, Inc. appearing in this Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ WithumSmith+Brown, P.C.

Princeton, New Jersey

October 12, 2004